Exhibit 99.1    Earnings Release of January 26, 2006

HENNESSY ADVISORS, INC. ANNOUNCES FIRST QUARTER EARNINGS INCREASE OF 13%

Novato, CA – January 26, 2006 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.35 for the quarter ended December 31, 2005, up from $0.31 per share in the prior comparable period, an increase of 13%. Growth in earnings is primarily attributable to increased mutual fund assets under management. Total mutual fund assets increased by 33%, growing to $1.83 billion on December 31, 2005, compared to $1.38 billion on December 31, 2004. The acquisition of The Henlopen Fund, which occurred on July 1, 2005, accounts for approximately two-thirds of the growth in assets, with the remainder of the growth coming from market appreciation of the mutual funds managed by Hennessy Advisors, Inc.

“We are delighted by the strong performance of our mutual funds which translates to strong financial results for the shareholders of Hennessy Advisors,” said Mr. Hennessy. “We anticipate that our shareholders will be pleased with our quarterly growth in revenue, income and earnings,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended		$ Change	% Change
First Quarter	Dec. 31, 2005	Dec. 31, 2004
Total Revenue	$3,683,100.00	$2,700,264.00	$982,836.00	36.4%
Net Income	$895,027.00	$778,000.00	$117,027.00	15.0%
Earnings per share (diluted)	$0.35	$0.31	$0.04	12.9%
Weighted Average number of shares outstanding	2,582,494	2,537,237	45,257	1.8%

At Period Ending Date	Dec. 31, 2005	Dec. 31, 2004	$ Change	% Change
Mutual Fund Assets Under Management	$1,831,992,622.00	$1,376,303,290.00	$455,689,332.00	33.1%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. The Hennessy Funds employ superb, time-tested stock selection formulas and manage their funds with unwavering discipline and consistency. Hennessy Funds serves clients with integrity, honesty and candor, and their strategies and performance are fully disclosed.

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Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk; loss of principal is possible. While the Hennessy Funds are no load, management and distribution fees and other expenses apply. The distributor for the Hennessy Funds is Quasar Distributors, LLC. The funds’ investment objectives, risks, charges, and expenses must be considered carefully before investing. The prospectus contains this and other important information about the investment company, and it may be obtained by calling 800-966-4354 or by visiting www.hennessyfunds.com. Read it carefully before you invest or send money.

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